Exhibit 99.1
SkyPeople Fruit Juice, Ltd.
Fourth Quarter and Fiscal Year 2010 Earnings
April 1, 2011

Operator:    Good morning, ladies and gentlemen.  Thank you for standing by.  Welcome to the SkyPeople Fruit Juice Inc. Fourth Quarter and Fiscal Year 2010 Earnings conference call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press “star” followed by the one on your touchtone phone.  Please press star, zero for operator assistance at any time.  If you’re on a speakerphone, you’ll need to pick up the handset before making your selection.  This conference is being recorded today, Friday, April 1 of 2011.

At this time, I’d like to turn the conference over to Mr. John Mattio, Investor Relations for SkyPeople Fruit Juice Inc.  Please go ahead, sir.

John Mattio:    Thank you very much Operator and good morning everybody.  Joining us today from China are SkyPeople Fruit Juice CEO, Mr. Yongke Xue, Chief Executive Officer as well; and the Company’s Chief Financial Officer, Ms. Spring Liu.  Mr. Xue and Ms. Liu will review and comment on financial and operational results for the fourth quarter and full year 2010.  The Company will also provide an update on the construction and capacity expansion underway at their facilities.  They will be available to answer questions after their presentation.

I would like to remind our listeners that on this call, management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.  For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for seven days from ViaVid.

At this time, I would like to introduce Ms. Spring Liu.  Spring?

Spring Liu:    Thank you, John.  Thank you for joining our call.  Before I get started, I would like to introduce Mr. Yongke Xue, CEO, for some opening remarks.  Mr. Yongke Xue, the Chairman of SkyPeople, is also here with us, so he will also be available to address any of your questions during the Q&A session.  Mr. Xue, please?

Yongke Xue:    (Chinese spoken)

Spring Liu:    We would like to thank you for joining us today.  On behalf of our management team, I’d like to begin this conference call by stating that we are excited about the developments at our company this year and the growth it will provide our customers, employees and shareholders this year and the next.

Yongke Xue:    (Chinese spoken)

Spring Liu:    We will continue to focus on expanding our capacity of concentrate production at our facilities, which we feel is our core market competency.  Our apple concentrate production in itself is an example of our ability to convert capacity expansion into revenues and earnings.  This year the business experienced triple digit growth from our apple concentrate production and we consider it a meaningful contributor of revenues in 2011 and for many years to come.

Yongke Xue:    (Chinese spoken)

Spring Liu:    Our fruit juice products have enabled us to enter a vast growth market which we feel our Hedetang and now Qian Mei Duo products provide us a strong platform on which we can expand our distribution and customer base in 2011.  I’m especially proud of the fourfold increase in Hedetang fruit juice beverages sales, which was driven by a broader distribution footprint, the addition of new retail locations, and reorders from existing customers.  Our recent launch of Qian Mei Duo in January 2011 targets one of the fastest growing markets in China, the active health-conscious female 18 to 29 years old.  We have been able to place both our product lines at retail locations including Wal-Mart and Lotus stores in Beijing and Xi’an and have challenged our sales teams to expand our customer networks of our beverages in 2011.

Yongke Xue:    (Chinese spoken)

Spring Liu:    Okay.  Now I will start with our explanation on the financial statement.  This—actually first, before I start, I would let everybody know that Mr. Xue and I plan to spend several weeks in the U.S. to visit our current and many prospective investors among the road shows and a conference to maintain SkyPeople and SPU shares in front of investors.  This year we have also witnessed a number of European and Asian firms take interest in our shares and have received many at our offices in Xi’an and the facilities in Shaanxi Province.  We know that the China-based U.S. listed sector is trading at rather low multiples and also recognize the reason why.  We are not discouraged by these downturns in the market and see them as temporary.  We feel our shares are very undervalued and we work to support them through consistently reporting results to our investors, improving our transparency and availing our management team on calls with investors, visit at our locations and face-to-face time with investors, wherever they may be located.  So here I would like to invite our investors, feel free to contact us and visit our facilities in 2011.

Okay.  I would like also to thank you for joining us for our fourth quarter and full year 2011 earnings conference call.  For most of you who join us for the first time, we wanted to personally provide you with a brief description of our business.  SkyPeople Fruit Juice produces and sells fruit juice concentrates, including fruit purees and concentrated fruit juices, blended fruit juice beverages and other fruit-related products such as organic and non-organic fresh food and kiwi seeds in China.  Our concentrates are sold to domestic customers and also exported directly or indirectly through distributors to foreign countries and are used as a basic ingredient component in the food industry.  Our brand Hedetang and Qian Mei Duo is positioned as a high quality, healthy and nutritious juice beverage.

Beginning this year, we launched Qian Mei Duo, a high fiber juice beverage packaged in a drink box targeting females 18 to 29 years old.  We have consistently grown sales of our beverages line by expanding distribution and introducing new products.  We now sell to more than 100 retailers in the Beijing and Xi’an area, which include Wal-Mart, Lotus and other big supermarkets.  The taste is delicious and we hope you will pick some up on your next visit to one of these markets.

First let us provide some highlights on our performance in the fourth quarter.  We set a record with revenue of $43.9 million, up 22.6% from the fourth quarter of 2009.  Our apple concentrates and Hedetang fruit beverages increased 357% and 417%, respectively.  Our net income was $11.2 million, up 9.8% year-over-year, also a record high.  Finally, our diluted EPS showed a decrease to $0.47 for the fourth quarter 2010 based on 23.1 million shares versus $0.56 per share in the fourth quarter of 2009 based on 18.6 million shares.  Please note that the share count by comparison differs by 4.5 million as a result of the public offering we completed in August of 2010.

Revenue growth during the quarter was driven by higher sales of our concentrated apple juice, fruit beverages, concentrated kiwifruit puree and pear juice concentrates.  Specifically, sales of apple concentrate from our Yinkou and Huludao Wonder facilities increased 357% year-over-year to $15.6 million and we also witnessed international sales rebounded and grew rapidly due to a worldwide supply shortage.   The second major contributor to our revenues in the quarter was our Hedetang fruit and cider beverages, which increased 417% to $7.5 million for the quarter compared to 2009.   Sales of fruit juice beverages and fruit cider beverages continue to benefit from strong demand from Chinese consumers as more middle class consumers prefer healthy alternatives to high calorie carbonated soft drinks.

Our gross profit for the fourth quarter of 2010 was $17.9 million, a 7% increase from $16.7 million in the fourth quarter of 2009.   Our gross profit margin of 40.8% was down from 46.6% in the prior period due to our mix of products sold.   Better said, we sold more apple juice concentrates, which have lower margins, and comparatively less kiwifruit concentrates which have higher average gross margins.   Our gross margins fluctuate based on the availability and price of each type of fruit but have averaged between 30% and 45% on a consolidated basis for the past three years.  Our four production and processing plants are located near local farms for each type of fruit produced there, and thus we secure fruits at competitive market prices.

Our operating expenses for the quarter were $2.3 million, an increase of 42%, and were attributed to higher administrative and selling expenses to support higher sales volumes.  Our operating income totaled $15.6 million in the fourth quarter of 2010, an increase of 4% while operating margins were a strong 35.6%.

GAAP net income for the fourth quarter was $11.2 million, an increase of 9.8% from $10.2 million in the fourth quarter of 2009.  Earnings per share were $0.47 per diluted share in the quarter, compared to $0.56 per diluted share in the fourth quarter of 2009.  The decrease in EPS for the quarter is directly related to the increase in fully-diluted shares.  For the three month period ended December 31, 2010, fully diluted shares were 23.1 million versus 18.7 million weighted average diluted shares outstanding in 2009.  The share count in the fourth quarter of the year reflected the close of the sale of 5.2 million shares of the Company’s Common Stock in the third quarter of 2010.

Sales from our apple-related products increased by 287% to $23.4 million due to increased production at the Yingkou factory, which came online in the fourth quarter of 2010 to meet an increase in international demand and improved pricing. Fruit juice beverage sales increased by 126% to $22.6 million and represented approximately 24% of sales compared to approximately 17% in 2009.   Growing this product segment has been a principal focus.  Sales of fresh fruits and vegetables were negatively impacted by a shortage of fresh kiwifruit in the fourth quarter of 2010 as Chinese farmers stockpiled for the Spring Festival held during February of 2011.  Our small-batch concentrates for turnjujube and our recently installed fructose production line recorded $3.5 million in revenues for the year representing 162% growth and is expected to become a meaningful contributor to revenues throughout 2011.

Gross profits for 2010 totaled $38 million, an increase of 49.8% as compared to the prior year.  Gross margin for 2010 was 40.8% compared to 42.8% in last year.  The decline was again due to the mix of revenues for the year, with apple concentrates contributing 25% of sales versus 10% of total sales in 2009.

Selling, general and administrative expenses in 2010 were $5.0 million, compared to $3.4 million in the prior year's corresponding period, representing 5.4% and 5.7% of sales in the respective periods.

Operating income was $31.9 million, an increase of 52.6% from $20.9 million last year. Operating margin was 34.2% for the year compared to 35.3% in 2009.

We were awarded a $2.5 million subsidy from the Government of Shaanxi Province for 2010, with $1.4 million collected as of December 31, 2010.  The remaining $1M will be collected in the first half of 2011.

Our net income during the twelve months increased 39.5% to $21.2 million, compared to $15.2 million in the prior year and exceeded guidance of $19.0 to $21.0 million released in January of 2010. Earnings per diluted share were $0.92 based on 23.1 million diluted shares. Adjusted net income, which excludes a $2.1 million in fair value of warrant liability recorded during the first and second quarter of 2010, was $23.3 million, with adjusted earnings per diluted share of $1.01 and exceeded our prior guidance.

Now on to our balance sheet and cash flow. As of December 31, 2010, we had $49.3 million in cash and cash equivalents, up from $14.4 million as of December 31, 2009.  Our cash balances are a result of $10.7 million of cash from operations and $24 million from the equity financing completed during the third quarter of 2010.  Our working capital was $78.6 million, up from $29.0 million as of December 31, 2009.  Our accounts receivable were $46.0 million, compared to $27.4 million as of December 31, 2009 and accounts receivable turnover in days for 2010 was 144 days. We are pleased to report our shareholders’ equity was $118.5 million, a 93% increase from $61.4 million reported on December 31, 2009.  We had $10.2 million in short term loans with local and provincial banks in Shaanxi and Liaoning Provinces as of December 31, 2010.

Since many of our shareholders have asked us for an update on our capacity expansion, we wanted to provide you with more particulars on the progress there.  Our Huludao Wonder Projects include a list of expansion initiatives totaling $28.3 million and all focus on increasing our apple concentrate capacity, introducing a bottling line and expanding our storage capacity at the facility.

Construction for a concentrated apple juice production line and the fruit juice beverage production line commenced on September 28, 2010.   As of December 31, 2010, we completed the infrastructure construction work for the beverage line and have ordered the machinery.  We expect to install and test the new beverage production line in the second quarter and start in the third quarter of 2011.

The environmental project is a wastewater processing facility that is required in our production of fruit juice concentrates and is related to our aggressive expansion plans for expansion of concentrated apple juice capacity. This project is expected to be completed in the third quarter of 2011.

In the first quarter of 2011, we halted all construction work because of the cold weather in Huludao, which regularly suffered sub-zero daytime temperatures. We expect to recommence the infrastructure construction work in April, finish by June and then begin the installation and testing of the machinery. We expect to turn this apple production line on in the fourth quarter of 2011 or early 2012 before the squeezing season of 2012.

We plan to start the construction of the refrigeration storage unit for the storage of concentrated fruit juices and fresh fruits and vegetables and a concentrated fruit juice-mixing center in the second quarter of 2011 and that this project will be completed either by the end of 2011 or early 2012.

As of December 31, 2010, we have spent $1.0 million from the net proceeds from the offering on the construction work of Huludao Wonder.  We have not yet signed any contracts for the purchase of the machinery or the equipment for the refrigeration storage unit and concentrated apple juice production line. We are in the process of negotiating with different suppliers and we expect to order this machinery and equipment in the third and fourth quarters of 2011.

We previously identified several projects for our Qiyiwangguo factory, which we expect to finance using our operating cash flow. These projects include a 24,000 PET bottle/hour fruit juice beverage aseptic cold-filling line and a PET bottle blowing machine system. Management is in the process of reevaluating the priority and timing of the Qiyiwangguo projects in the second quarter of 2011 based on the current and then market conditions and opportunities.

And now an update on our other projects.  In June 2010, we signed sales contracts for approximately 1,500 tons of pear fructose with several distributors for $2.3 million We completed the construction of our fructose production line in our Jingyang facility in November of 2010, which has the capacity to process 10 tons of fresh apples or pears per hour. These fructose sales agreements went into effect upon the commencement of production in early November and will expire in September 2011. Although we currently plan to use the new fructose production line to produce pear fructose, this production may also be used to produce apple fructose from apple juice concentrates.

In addition, we plan to add another 20 tons per hour concentrated pear juice line as part of our 2011 capital expenditure plan using the cash generated from operating cash flow. We already ordered the machinery for this production line and we expect to operate this line in the third quarter of 2011.

We began the construction of the Yingkou factory upon its acquisition on November 25, 2009. Yingkou began its pilot production on September 20, 2010 and commenced formal production in early November of 2010.

As we have several projects that are ongoing and will have a material impact on our our business outlook, it is normally accompanied by guidance.  We have met on several occasions as a management team on this topic and have decided that it is best for the Company and the expectations of our investors to confirm the revenue and earnings contribution our new capacity will afford us this year prior to issuing 2011 guidance. As many of you can see, there are still a number of projects ongoing which will have an effect on our production during the squeezing season.  We want to align our start up dates of the new lines with our revenue projections at a future date.   In addition, we plan to focus more on our new beverages, Qinmeiduo, and expand our distribution channel in China. We will certainly keep our investors completely up to date.”

With that, I would like to open the floor to questions and answers. Operator, please.

Operator:    Thank you, ma’am.  Ladies and gentlemen, at this time we will now begin the question and answer session.  As a reminder, if you have a question, please press the star followed by the one on your touchtone phone.  If you’d like to withdraw your question, press the star followed by the two.  If you’re on a speakerphone, you’ll need to pick up the handset before making your selection.  One moment, please.

Our first question comes from the line of Howard Jhou with Ralph Ross Partners.  Please go ahead.

Howard Zhou:    Hello, good evening everyone.  Good quarter, and just a couple questions.  First on the margin, gross margin for your apple concentrate juice, things improved significantly from 22% in the third quarter to 30% in the fourth quarter.  So just wondering if you think this product margin will sustain going forward into 2011?

Spring Liu:    Yes, they do—this year the increase in gross margin of concentrated apple juice is mainly due to an increase in price of concentrated apple juice in international markets, which we believe is because of the shortage in concentrated apple juice supply in the international market.  At the same time, we also see an increase in price of fresh apples in the Chinese domestic market, so that actually partially offset that increase in gross margin which is driven by the increase in price of concentrated apple juice.  And basically, the higher margin will continue in 2011 because we believe the high price of concentrated apple juice will continue in 2011 compared with the price of 2009 or 2008.  So that will help us to improve our margin of concentrated apple juice.

Howard Zhou:    Okay.  And actually I understand your beverage product will be a major growth engine going forward of [audio interference].  So could you provide some insight in terms of your advertising and marketing plans in 2011, and how much you think you will spend on the promotions and advertising, those kinds of events?

Spring Liu:        Currently our products are mainly sold in Xi’an and cities around it, and also Beijing and Tianjin.  So we don’t plan to do national advertising at the current stage.  And our future marketing and advertising expenses will be based on the percentage to our revenues.  In 2011, our beverages line in the Huludao Wonder factory will start operation.  That will help us to focus more on the east coast of China, which includes new markets such as Shanghai, Shenyang.  So we do have plans to get into this market.  At the same time, we may also incur some marketing and advertising expenses, but as I mentioned that will be based on the percentage of the revenue increase.  So far, we don’t have an expected number forecast on the marketing and sales expenses because we are also reviewing several advertising or special projects companies from Hong Kong and other companies in China; so once we finish these market research and interviews, we can provide a better picture on expenses of marketing or advertising.

Howard Jhou:    Okay.  That’s helpful.  Thank you for answering my questions.

Spring Liu:    You’re welcome.  Thank you.

Operator:    Thank you, and our next question comes from the line of Jerry Melrose with King Capital.  Please go ahead.

Jerry Melrose:    Hey guys, good morning.  (Audio interference)—overall gross margins, EBITDA margins move lower?

Spring Liu:    Oh, I’m sorry, because your phone line is cut off and I did not hear you clearly.  I’m sorry, did operator hear him clearly, or can you repeat?

Jerry Melrose:    I can go ahead and repeat.

Spring Liu:    Okay.

Jerry Melrose:    Considering the change in business mix, the increased focus on apple juice concentrate, you know, that being a lower margin business, I was wondering if you were expecting to increase apple juice production capacity to result in lower overall gross margins over EBITDA margins moving forward.

Spring Liu:    Okay, I got you.  For us actually, just as you mentioned, we will increase our capacity of apple and pear juice in 2011 which have a lower margin compared with concentrated kiwi fruit juice, so that will decrease our gross margin forecast for 2011.  But simultaneously, we expect to see a great increase in revenue from our own beverages; and you know, our beverages also enjoy a higher margin compared with our concentrated fruit juice. So we believe an increase in sales from our beverages will balance the decrease in margin because of the increase in revenue from apple or pear concentrates.  So we forecast that the margin of 2011 will still be in the range of our gross margin in the past three years.

Jerry Melrose:    Okay.  And then also looking at the competition—your competition, the Chinese apple juice concentrate market, the margins are slightly—your gross margins, EBITDA margins are significantly higher, so basically trying to figure out—how is that?  What is your edge, or what do you see your advantage as being over your competitors as you do—what that margin (unintelligible)?

Spring Liu:    Of our higher margin—overall gross margin compared with our competitors is mainly because we are focusing on specialty fruit juice, which provides us a higher margin.  We do think a lot of competition in concentrated apple juice area, that’s a reason our apple juice margin ranges widely from 20% to 28% in the past, but we do have a competitive advantage in concentrated apple juice.  Our two factories which produce concentrated apple juice are all located in Liaoning Province, and Lioaning Province is famous for highly acidic apple.  And apple juice made from acidic apples provides a higher margin compared with other concentrated apple juice producers.  In addition, we think apple juice is a very important factor for us because apple juice is the second most popular fruit juice in international markets, and we think with the increase in capacity of apple juice it can help us to increase our revenue and also expand our customer base.

Jerry Melrose:    Okay.  And another question, if that’s okay – in terms of, I guess, future capital expenditures, are you anticipating any issue share offerings or increased debt load, or what’s the story there?

Spring Liu:    Our capital expenditure plan for 2011 is roughly about $20 million to $21 million, so the money we just raised in August 2010 and operating cash flow will be enough for our production needs or capacity needs for 2011.  In addition, we have short-term loans from China Construction Bank and China Commerce Bank and some other big banks in China.  That could provide us the cash needed for working capital, so we don’t expect to do any equity  financing in the near future.

Jerry Melrose:    Okay.  And one more question for me, please.  There’s been some discussion in the investment community regarding the SEC filings of Chinese-based U.S. listed companies in comparison to the filings you file in China, the SAIC filings.

Spring Liu:    I’m sorry, I could not hear you.

Jerry Melrose:    Okay, there’s been discussion in the investment community regarding discrepancies between numbers reported in SEC filings versus numbers reported in SAIC filings.  And could you sort of speak to that, or what the issue is there?  I’m sure it’s something you’ve heard of.

Spring Liu:    I do hear that some Chinese companies have such issues from articles published on the Internet, but our auditor, BDO Hong Kong, they actually have visited the local SAIC in Shaanxi Province and they did not see much discrepancy of the financial results we reported to SEC and compared with the financial results we reported to Chinese government.  So our company does not have such issues.

Jerry Melrose:    Okay, so basically,  BDO Limited verified the numbers (unintelligible) filed and (unintelligible) SEC filings?

Spring Liu:    Oh, I’m sorry. I did not hear that.

Jerry Melrose:    I’m sorry.  Your response was that BDO Limited visited the SAIC office and couldn’t find any large discrepancies between your SAIC filings and the SEC filings.  Correct?

Spring Liu:    Yes, exactly.

Jerry Melrose:    Okay.  Right, that’s about it for me.  Thanks very much.

Spring Liu:    You’re welcome.

Operator:    Thank you, and our next comes from the line of Robert Dyas with RHD Capital Management.  Please go ahead.

Robert Dyas:    Hi, thank you for taking my call.  Back to dilution in share offerings, you just said that you don’t see any financings or share offerings in the near future.  Could you be a little bit more clear on that?  So, no financings, no additional dilution in 2011?  And also to include 2012, or are you leaving that open for future dilution?

Spring Liu:    So far according to our current conditions and current market opportunity, we don’t see any need to do equity financing.  So we have clearly communicated to our investors that we don’t have any plans to do equity financing in the near future.  But marketing conditions may change or opportunities may appear in the next two years, so according to the current conditions we don’t have such plans at all.

Robert Dyas:    Would there be any chance of going in the opposite direction – buybacks, or is that something that’s been contemplated as the share price is down?  Any time in the next—I know you just did an offering, but any views towards reversing that and going into the direction with a buyback over the next year or two, or three?

Spring Liu:    I’m sorry, I did not catch your question very well.

Robert Dyas:    Even though you just did a recent offering, do you foresee doing any buybacks over the next couple of years if your share price remains depressed?

Spring Liu:    Yes, we are considering that.  That is a part of our plan, so we are still seriously considering that and discuss with our attorneys on that.  We believe our shares are seriously undervalued.

Robert Dyas:    Okay.  But no announcement now or in the foreseeable future regarding that?

Spring Liu:    Once we confirm that with the company’s legal counsel, we will reevaluate the cash need for the next one or two years. Once that is confirmed and approved by the Board, we will keep our investors posted.

Robert Dyas:    Okay.  If I could briefly with another question – on your branded fruit juice, were you supply constrained or demand constrained in 2010?  Could you have sold more if you had produced more, or is it just a matter of you had the production capacity for additional branded juice but you could not sell it into the market?

Spring Liu:    It’s demand constrained.  Actually, as many of you know, China is a country with a large population.  But per capita juice consumption in China is only one-tenth of the world average, 1/40th of developed nations’ average.  So with the expansion of the Chinese middle class, the increase in consumption of fruit juice beverages has increased in China in the past 10 years.  So we see a huge market demand for fruit juice beverages, so that’s the reason we want to focus more on this market.  And also, currently we still focus on our kiwi flavor, mulberry flavor.  We recently added pear flavor, apple flavor and pomegranate flavor, some of them are still in the category of specialty fruit juice.  And because of its high nutrition value, it’s welcomed by Chinese consumers.  We just recently began the sale of our Qian Mei Duo product, which contains high fiber in the beverages.  We received a lot of positive market feedback and we are very confident in growing our market from our beverages.

Robert Dyas:    Okay.  And you’re not providing any guidance yet for 2011?

Spring Liu:    Not yet, because we have so many projects going on and also as I mentioned, we plan to get into different markets in the eastern part of China, so all these can seriously impact our revenue for 2011.  So when we have a better picture of 2011, we will for sure keep our investors posted.

Robert Dyas:    Okay, thank you.  That’s it for me.

Spring Liu:    Thank you.

Operator:    Thank you, and the next question comes from the line of Kevin Wood with Barron Partners.  Please go ahead.

Kevin Wood:    Hi.  I think many of my questions have been answered, but I just wanted to go back to the guidance idea.  Can you give us any sort of general flavor for your growth expectations?  With all the plans for expansion, new products, new production and so forth, are you anticipating an acceleration of growth rates over what we’ve seen over the last year or two?

Spring Liu:    Actually our growth rate is roughly 30% in the past few years; and for 2011, because Yingkou factory commenced operation in November 2010, it will contribute to the full year squeezing season for 2011.  So we believe once capacity of apple juice doubled, it can greatly improve our revenue in 2011.  In addition, our capacity for pear juice will also double in 2011, so that also contributes to the increase in revenue of 2011.  And as mentioned previously, we see very good feedback of our new beverages from Chinese consumers and actually we just attended Rodman conference in Shanghai.  A lot of our U.S. investors also like the flavor of our beverages.  So we do have a lot of confidence in our beverages sales as well, so although we cannot forecast the exact number or exact increase in revenue in 2011, management is very optimistic for the revenue and the net income of 2011.

Kevin Wood:    Okay, well that’s helpful.  That sounds pretty exciting all the way around.  Just to touch back to what you’d previously said about margins, is it fair to say that—I know there’s a lot of moving parts and changes, but overall the increase in lower margin products like the apple concentrate, you do expect to be offset at least by the beverages, particularly so that it’d be reasonable to expect for the full year you’ll probably be in the same range as last year?  Would that be fair to say?

Spring Liu:    Yes, we believe that our margin will still be around at least 35%.  It will still be within that range, which is our historical gross margin range.

Kevin Wood:    I see.  Okay, that’s good.  That’s very helpful.  Okay.  Then—just again to circle back to another topic that’s already been touched on, with respect to shareholder value, you know, we all see a lot more value than what the market reflects.  Certainly the more you can continue to do to increase transparency and credibility will help over time.  Are you also considering besides the potential buyback the idea of paying a dividend, or are you—do you anticipate perhaps seeing any of the management insiders doing any purchases on their own?

Spring Liu:    Actually, we do discuss these plans with our attorneys.  We do have our insider trading policy, so if management can really purchase our stock during what is called non-quiet period, and—but we are discussing that with our attorneys, trying to make these procedures more detailed. Once we finalize this policy, management does have plans to buy our shares personally.  And also, the Company also has discussed the buyback plan with our attorneys and we are seriously considering it as we believe our shares are really undervalued.  But we believe it’s temporary stuff.  We believe with our continued effort in communicating with our shareholders, with more transparency to our shareholders, and with the strong growth performance in the next few years, we believe finally our shares will be given a higher price.

Kevin Wood:    I see, okay.  Well that’s helpful.  So just to make sure I heard correctly, once you complete a review of the policies with your attorneys, the management group does intend to do—be buyers of the stock, assuming the price doesn’t double or something before then?

Spring Liu:    Yes, we do have such intention.

Kevin Wood:    Okay, great.

Spring Liu:    And we have already discussed with our attorney about this plan.

Kevin Wood:    Okay.  Okay, well I think that covers everything for me.  It sounds like everything is exciting there and going well.  We appreciate all your comments and extensive answers to the questions.  Thanks.

Spring Liu:    You’re welcome.

Operator:    Thank you, and our next question comes from the line of Jeff Roney with Roney Capital Partners.  Please go ahead.

Jeff Roney:    Congratulations on a good quarter.  I’d like to circle back and talk about the kiwi stockpiling that occurred in the fourth quarter in preparation for the Spring Festival.  Given that and the impact that it had negatively on 2010 sales, do you expect to—once the Spring Festival, that you can see some increase in kiwi sales in the first quarter of 2011 to recoup some of those—the missed opportunities?

Spring Liu:    Yes, you are right because this year, the price of kiwi fruit increased a lot during the fourth quarter, and a lot of farmers they stock up their fresh fruit in they want to sell at a higher price during Spring Festival.  So our capacity decreased in the fourth quarter of 2010 compared with 2009.  That is the main reason for the decrease in sales of kiwi concentrates.  But in the first quarter, we were able to purchase more fresh foods from farmers, so we are confident in increase in our capacity of kiwi juice in the first quarter of 2011.

Jeff Roney:    Okay, very well.  Second question – in regard to your capex commitment in expanding your bottling line that you’ve outlined in great detail, I understand the advertising given the concentration in Tianjin, Beijing of not doing national advertising.  But I think what U.S. investors would like to see is a commitment from management to bring on a credible beverage individual that can really give you the strategic marketing issue to really roll out your bottling line—you know, your bottling units into the retail establishments.  And I wonder if you have any plans to bring in a bottling executive that understands retail distribution in China?

Spring Liu:    Actually, in the fourth quarter of 2010, we changed our strategy in distribution of our beverages.  Previously, in Xi’an we mainly sell directly to retail stores in Xi’an and some cities around it.  In Beijing, we sell our beverages through a distributor.  But in the fourth quarter of 2010, there is a very experienced sales manager joined our team who has been in this beverages business for about 10 years.  So he actually suggested us to change that strategy.  He increased our indirect sales to supermarkets through distributors in Xi’an and some cities around it.  That’s the reason in the 10-K report that you can see we are selling to a lot of national supermarket chains that include Wal-Mart, Lotus, and these are top-level supermarkets in China.  So we see a positive feedback from market and we see an increase in revenue for beverages in the first quarter as well, so we do think this strategy works well.  But as I mentioned previously, we are still in interviews with different strategy groups which can give better advertising—better advise on distribution of our beverages and also on the marketing of our beverages.  That’s the reason we cannot forecast the advertising or marketing cost for now.  But once we finish this interviewing, then maybe we can have a better picture of that.

But national advertising in China is really very expensive, so we don’t want to be too risky and we don’t think it works to do a national advertising now because the geographic coverage is not much at the current state.  But in the next three years once we have national coverage, we will think about the national advertising; and as I mentioned previously, our advertising and marketing expenses will be based on the percentage of revenue from beverages.

Jeff Roney:    Do you have any strategic plan to move into Shanghai market, maybe selling into Lianhua Supermarket Holdings or Bailian, or the Fulian Supermarket?

Spring Liu:    Yes, we do have such plans, because before we only have one beverage line in Xi’an, so it means we have to ship our beverages from long distance to Beijing or Shanghai.  But in 2011, once our beverage line in Huludao Wonder operates, it can help us to focus more on eastern coast of China.  And also, you know, northeastern part of China is quite cold during winter time, so fruit juice beverages are quite popular there.  So our Huludao Wonder beverages line will help us to get into some big cities in northeastern part of China, including Shenyang, so the Company—we do have such plans to expand our geographic coverage, especially around east coast of China.

Jeff Roney:    Okay. Another question – given the U.S. investors’ view of Chinese stocks that’s been sort of—that people have alluded to on this call, does management—or do you have a plan to move to a top four auditor like a Coopers or a Price Waterhouse to alleviate investor concern and add credibility to your operations, since you have significant working capital, sales and obviously a great net income line.  You know, moving to a top four auditor would obviously increase your credibility in the investment community.

Spring Liu:    We do understand the concerns from our investors and we are working very hard to increase our transparency and make our financial statement or our SEC reports more credible.  In the past, we’ve hired internationally recognized consultant to help us to comply with SOX 404.  That’s one of our projects on that.  And I do think BDO Hong Kong did a very good job this year; and as I mentioned, this year they even go to different local SAIC and they checked the documents and the financial results we reported to the local government.  They compared with our SEC reporting and when they see even a small discrepancy, they ask us to explain for that.  And they did about almost four weeks field work and they checked all the records for the whole year, so I believe they did a very good job.  But I do understand the concern of investors, so we will consider that; but just as I mentioned, we think BDO Hong Kong did a good job as well.

Jeff Roney:    Well, they did.  One final question – you mentioned spending more time in the United States.  Do you have any dates—preliminary dates that we can expect to see you here in the United States?

Spring Liu:    Yes, yearly Mr. Xue and I do some—at least about one road show, Mr. Xue and I plan to go to the U.S. maybe this May or June, and once we have made our trip plan we will notice our IR firm, and then they will notify the investor groups in advance.

Jeff Roney:    Okay.  Well congratulations again on a good quarter and a great fiscal year.

Spring Liu:    Thank you.  Thank you.

Operator:    Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star followed by the one on your touchtone phone.  If you’re on a speakerphone, you will need to pick up the handset before making your selection.

And our next question comes from the line of Chang Qui with Sansar Capital.  Please go ahead.

Chang Qui:    Yes, good evening and congratulations on a very good result.

Spring Liu:    Thank you.

Chang Qui:    Yes, my question is regarding the kiwi juice and kiwi fresh fruit sales.  Can you give us a full-year outlook—it looks like last year had some impact, and my understanding is the local government actually is encouraging the growth for the whole—you know, farmers to grow more of this kiwi fruit.

Spring Liu:    Yes, kiwi fruit is a very important economic crop in Shaanxi Province, and there are two companies in Shaanxi Province produce kiwi.  One of them is Zhouzhi county. Zhouzhi actually is called hometown of kiwi.  And the output of kiwi in Shaanxi Province accounts approximately 70% of China’s total output and 30% of the world output.  And it helped improve life standard of the local farmers.  So the Chinese government actually announced about one year ago that they will support the increase in growth of kiwi and they give subsidy to farmers to increase their plantation of kiwi area, and this subsidy will continue until 2015.  And at same time, we also received subsidy related with our kiwi production, so we believe once there is an increase in output of kiwi fruit, we will be able to increase our capacity of kiwi and that will help us to increase our production and revenue in kiwi fruits.

Chang Qui:    But for year 2011, I mean for this year, can we have, I believe, the flattish sales in terms to the kiwi concentrate and the fresh fruit?

Spring Liu:    Actually we already reached almost full capacity during the squeezing season of kiwi fruits, and the price of kiwi fruits was quite stable in the past.  You know, the price of apple or pear juice fluctuating in international markets, but because of our leading position in kiwi fruits, you can see the price of kiwi was quite stable.  So we don’t expect a big increase in sales of kiwi fruits in 2011, but we do see an increase—there is a potential for increase in sales of fresh kiwi because recently we have already expand our wholesale of kiwi fruits in some cities along eastern coast, so we expect to see an increase in revenue from fresh kiwi sales.

Chang Qui:    Okay, and by the fruit—the juice side is more flattish?

Spring Liu:    It will fluctuate based on the price of concentrated kiwi in the market.

Chang Qui:    Okay.  All right, thanks.

Spring Liu:    You’re welcome.

Operator:    Thank you.  Ladies and gentlemen, at this time I’d like to give participants a final opportunity to ask any final questions.  If you do have a question, please press the star followed by the one on your touchtone phone.  To withdraw that question, press the star followed by the two.  One moment, please.

And I’m showing there’s no further questions in the queue.  I’ll turn the call back over to management for closing comments.

Spring Liu:    Thank you for everyone, and once again we welcome you to visit our facility, and we hope to see you again in U.S.  Thank you.

Operator:    Thank you.  Ladies and gentlemen, that does conclude today’s SkyPeople Fruit Juice Inc. Fourth Quarter and Fiscal Year 2010 conference call.  Thank you for your participation.  You may now disconnect.